                      SARA LEE CORPORATION AND SUBSIDIARIES
                      -------------------------------------
                Computation of Ratio of Earnings to Fixed Charges
                -------------------------------------------------
                           (in millions, except ratios)             EXHIBIT 12.1
                           ---------------------------

                                                                     Thirteen Weeks Ended
                                                                 ------------------------------
                                                                 September 29,    September 30,
                                                                     2001             2000
                                                                 ------------------------------
Fixed charges:

   Interest expense                                               $    74             $    82

   Interest portion of rental expense                                  14                  17
                                                                  -------             -------

   Total fixed charges before capitalized interest                     88                  99

   Capitalized interest                                                 2                   3
                                                                  -------             -------

      Total fixed charges                                         $    90             $   102
                                                                  =======             =======




Earnings available for fixed charges:

   Income from continuing operations before income taxes          $   262             $  304

   Less undistributed income in minority-owned companies               (4)                (4)

   Add minority interest in majority-owned subsidiaries                 8                 12

   Add amortization of capitalized interest                             6                  6

   Add fixed charges before capitalized interest                       88                 99
                                                                  -------             ------

      Total earnings available for fixed charges                   $  360            $   417
                                                                  =======            =======


Ratio of earnings to fixed charges                                    4.0                4.1
                                                                  =======            =======

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